EXHIBIT 99.1

[SOUTHERN MICHIGAN BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
CONTACT: John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

         Coldwater, Michigan, July 27, 2004: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) announced a 5.7% increase in second quarter net income. Income rose to $889,000, or $.49 per share, as compared with $841,000, or $.46 per share, for the second quarter of 2003. Income for the first six months of 2004 increased 3.9% to $1,721,000, or $.94 per share compared to $1,657,000 or $.90 per share in the first six months of 2003.

         The Company also had improved credit quality with non performing assets decreasing from $4,304,000 at June 30, 2003 to $2,893,000 at June 30, 2004, a 32.8% improvement. Net recoveries of $63,000 were recorded for the first six months of 2004. No provision for loan losses was recorded for the six month period compared to $575,000 in 2003.

         Southern Michigan Bancorp, Inc. is a holding company and the parent company of Southern Michigan Bank and Trust. Southern Michigan Bank & Trust operates 10 offices throughout southern Michigan. For more information, please visit our website, www.smb-t.com.